Exhibit 99.1

FOR RELEASE AT 8:00 AM ET	For more information, contact:
AUGUST 4, 2010	Robert Jordheim
Chief Financial Officer

Wendy Crites Wacker, APR
Corporate Communications

Phone (386) 418-8888

RTI BIOLOGICS ANNOUNCES 2010 SECOND QUARTER RESULTS

– Company Will Hold Conference Call at 9:00 a.m. ET –

ALACHUA, Fla. (Aug. 4, 2010) – RTI Biologics Inc. (RTI) (Nasdaq: RTIX), a leading processor of orthopedic and other biologic implants, reported operating results for the second quarter ended June 30, 2010 as follows:

Quarterly Highlights:

•	Achieved revenues of $41.2 million and net income of $948,000, or $0.02 per fully diluted share

•	Achieved record worldwide revenues in sports medicine, which increased 14 percent over Q2 2009

•	Increased worldwide revenues in bone graft substitutes/general orthopedics by 41 percent

•	Renewed line of credit for three years including maximum borrowings of $15.0 million and elimination of a $5.0 million compensating balance requirement

•	Reaffirmed 2010 earnings per share guidance of $0.15 to $0.17 cents per fully diluted share

Revenues were $41.2 million for the second quarter of 2010, compared to revenues of $41.1 million for the second quarter of 2009. Revenues were $79.0 million for the first half of 2010, compared to revenues of $79.8 million for the first half of 2009.

For the second quarter of 2010, the company reported net income of $948,000 and net income per fully diluted share of $0.02 based on 55.1 million fully diluted shares outstanding, compared to net income of $1.0 million and net income per fully diluted share of $0.02 for the second quarter of 2009, based on 54.7 million fully diluted shares outstanding. For the first half of 2010, the company reported net income of $894,000 and net income per fully diluted share of $0.02 based on 55.0 million fully diluted shares outstanding, compared to net income of $2.1 million and net income per fully diluted share of $0.04 based on 54.6 million fully diluted shares outstanding for the same period last year.

“During the second quarter we were able to make significant progress on reducing inventory levels to meet our goals for the year. For the first six months we recognized a significant improvement in cash from operations compared to the prior year,” said Brian K. Hutchison, chairman and CEO of RTI. “Revenues met expectations, and we are confident we can reach our financial goals for the second half of the year due to the ongoing strong performance by our direct distribution group and higher orders from our distributors.”

Revenue Analysis

Domestic revenues were $36.2 million for the second quarter and $69.2 million for the first half of 2010, representing increases of 1 percent and 2 percent, respectively, over prior year results. The strongest domestic growth areas for the quarter and six month periods were sports medicine and BGS/general orthopedics which offset declines in spine and surgical specialties.

International revenues, which include exports and distribution from our German and French operations, were $5.0 million for the second quarter of 2010 and $9.8 million for the first half of 2010, representing a decrease of 9 percent and 17 percent, respectively, compared to the prior year periods. During the second quarter and first half of 2010, currency exchange fluctuations resulted in a decrease in revenues of $292,000 and $43,000, respectively, compared to prior year periods. Declines in dental revenues during the periods were partially offset by increases in BGS/general orthopedic revenues.

2010 Outlook

The company provided guidance that 2010 revenues are estimated to be between $174.5 million and $177.5 million. Full year earnings per fully diluted share are expected to be in the range of $0.15 to $0.17, based on 55.0 million fully diluted shares outstanding. The company is estimating that the strengthening of the dollar to the euro for the year will reduce the original revenue guidance by approximately $3 million. There is no change to the earnings per share guidance at this time.

Conference Call

RTI will hold a live conference call and simultaneous audio webcast on Wednesday, Aug. 4, 2010 at 9:00 a.m. ET to discuss second quarter results. The conference call can be accessed by dialing (877) 383-7419. The webcast can be accessed through the investor section of RTI’s website at www.rtix.com. A telephone replay of the call will be available through Sept. 4, 2010 and can be accessed by calling (800) 642-1687, pass code 82510333; the replay will also be available at www.rtix.com.

About RTI Biologics Inc.

RTI Biologics Inc. is a leading provider of sterile biological implants for surgeries around the world with a commitment to advancing science, safety and innovation. RTI prepares human donated tissue and bovine tissue for transplantation through extensive testing and screening, precision shaping and when possible, using proprietary, validated sterilization processes. These allograft and xenograft implants are used in orthopedic, dental, hernia and other specialty surgeries.

RTI’s innovations continuously raise the bar of science and safety for biologics – from being the first company to offer precision-tooled bone implants and assembled technology to maximize each gift of donation, to inventing validated sterilization processes that include viral inactivation steps. Two such processes – the BioCleanse® Tissue Sterilization Process and the Tutoplast® Tissue Sterilization Process – have a combined record of more than two million implants distributed with zero incidence of allograft-associated infection. These processes have been validated by tissue type to inactivate or remove viruses, bacteria, fungi and spores from the tissue while maintaining biocompatibility and functionality.

RTI’s worldwide corporate headquarters are located in Alachua, Fla., with international locations in Germany and France. The company is accredited by the American Association of Tissue Banks in the United States.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s Web site at www.rtix.com or the SEC’s Web site at www.sec.gov.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Total revenues	$41,180	$41,131	$78,959	$79,754
Costs of processing and distribution	22,322	22,332	43,044	42,804

Gross profit	18,858	18,799	35,915	36,950

Expenses:
Marketing, general and administrative	14,963	15,128	29,305	30,064
Research and development	2,254	1,831	4,934	3,656
Restructuring charges	—	—	—	42
Asset abandonments	—	83	15	83

Total expenses	17,217	17,042	34,254	33,845

Operating income	1,641	1,757	1,661	3,105

Total other expense - net	(88)	(185)	(196)	(92)

Income before income tax provision	1,553	1,572	1,465	3,013
Income tax provision	(605)	(551)	(571)	(960)

Net income	$948	$1,021	$894	$2,053

Net income per common share - basic	$0.02	$0.02	$0.02	$0.04

Net income per common share - diluted	$0.02	$0.02	$0.02	$0.04

Weighted average shares outstanding - basic	54,729,595	54,265,017	54,652,704	54,240,041

Weighted average shares outstanding - diluted	55,061,127	54,744,921	54,993,690	54,627,627

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Revenues

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Fees from tissue distribution:
Sports medicine	$11,525	$10,121	$21,864	$19,718
Spine	8,221	10,891	14,731	20,670
Dental	7,315	7,322	14,347	14,615
Surgical specialties	5,930	6,389	12,085	11,216
BGS general orthopedic	7,221	5,121	14,079	11,186
Other revenues	968	1,287	1,853	2,349

Total revenues	$41,180	$41,131	$78,959	$79,754

Domestic revenues	36,207	35,692	69,198	68,001
International revenues	4,973	5,439	9,761	11,753

Total revenues	$41,180	$41,131	$78,959	$79,754

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2010	December 31, 2009
Assets
Cash and cash equivalents	$17,729	$17,382
Accounts receivable - net	18,962	22,228
Inventories - net	90,777	93,935
Prepaid and other current assets	20,166	19,397

Total current assets	147,634	152,942

Property, plant and equipment - net	43,955	46,562
Goodwill	134,681	134,681
Other assets - net	20,334	20,322

Total assets	$346,604	$354,507

Liabilities and Stockholders’ Equity
Accounts payable	$17,074	$19,844
Accrued expenses and other current liabilities	13,553	14,191
Short-term obligations and current portion of long-term obligations	2,174	3,963

Total current liabilities	32,801	37,998

Deferred revenue	9,752	10,381
Long-term liabilities	14,024	16,239

Total liabilities	56,577	64,618
Stockholders’ equity:
Common stock and additional paid-in capital	407,925	406,380
Accumulated other comprehensive loss	(2,675)	(374)
Accumulated deficit	(115,223)	(116,117)

Total stockholders’ equity	290,027	289,889

Total liabilities and stockholders’ equity	$346,604	$354,507

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income	$948	$1,021	$894	$2,053
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	1,820	1,876	3,643	3,681
Stock-based compensation	472	413	811	836
Change in working capital	(350)	(959)	(1,063)	(10,704)
Other items to reconcile to net cash provided by (used in) operating activities	(432)	65	(509)	(28)

Net cash provided by (used in) operating activities	2,458	2,416	3,776	(4,162)

Cash flows from investing activities:
Purchases of property, plant and equipment	(347)	(1,600)	(661)	(1,908)
Proceeds from sale of property, plant and equipment	—	18	—	18
Patent costs	(106)	(112)	(223)	(224)

Net cash used in investing activities	(453)	(1,694)	(884)	(2,114)

Cash flows from financing activities:
Proceeds from exercise of common stock options	483	80	745	99
Excess tax benefit from exercise of common stock options	—	10	—	10
Net payments on short-term obligations	(250)	(1,647)	(1,049)	(2,882)
Proceeds from long-term obligations	1,500	4,049	4,250	5,549
Payments on long-term obligations	(3,506)	(2,127)	(6,439)	(2,428)

Net cash (used in) provided by financing activities	(1,773)	365	(2,493)	348

Effect of exchange rate changes on cash and cash equivalents	(56)	19	(52)	19

Net increase (decrease) in cash and cash equivalents	176	1,106	347	(5,909)
Cash and cash equivalents, beginning of period	17,553	13,061	17,382	20,076

Cash and cash equivalents, end of period	$17,729	$14,167	$17,729	$14,167